Exhibit 99.3
Offer to Exchange Cash and Shares of Class A Common Stock
for Dobson Communications Corporation’s
12.25% Senior Exchangeable Preferred Stock (CUSIP #256069303) and
13% Senior Exchangeable Preferred Stock (CUSIP #256072505)
and Consent Solicitation
of
DOBSON COMMUNICATIONS CORPORATION

To:	BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:
      Dobson Communications Corporation, an Oklahoma corporation (the “Company”), is offering to exchange (the “Offer to Exchange”), upon and subject to the terms and conditions set forth in the enclosed prospectus, dated                     , 2005 (the “Prospectus”), cash and shares of the Company’s Class A common stock for up to 32,327 shares, or 70%, of the Company’s outstanding 12.25% Senior Exchangeable Preferred Stock (the “12.25% Preferred Stock”) and up to 135,029 shares, or 70%, of our outstanding 13% Senior Exchangeable Preferred Stock (the “13% Preferred Stock” and collectively with the 12.25% Preferred Stock, the “Preferred Stock”), subject to proration by series as described in the prospectus and upon the terms and subject to the conditions specified in the prospectus. We are also soliciting consents from holders of our 12.25% Preferred Stock and holders of our 13% Preferred Stock to (1) amend the respective certificate of designation governing each series of Preferred Stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date, after which time a revised set of covenants would be applicable to the Preferred Stock as long as an aggregate of at least 15,000 shares of 12.25% Preferred Stock and 13% Preferred Stock are outstanding (the “Proposed Amendments”), and (2) waive compliance by us with these provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer (the “Waivers”).
      In connection with the Exchange Offer, we are requesting that you contact your clients for whom you hold Preferred Stock registered in your name or in the name of your nominee, or who hold Preferred Stock registered in their own names.
      For forwarding to your clients, we are enclosing the following documents:

1. Prospectus, dated , 2005; and

2. A form of letter which may be sent to your clients for whose account you hold Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;
      YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON                     , 2005 (THE “EXPIRATION DATE”), UNLESS EXTENDED BY THE COMPANY (IN WHICH CASE THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST DATE AND TIME TO WHICH THE EXCHANGE OFFER IS EXTENDED). THE PREFERRED STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE PROSPECTUS, AT ANY TIME PRIOR TO THE EXPIRATION DATE.
      We intend to make the Exchange Offer eligible for proofing through the automated tender offer program of The Depository Trust Company promptly following the date of the Prospectus.
      If you have any clients with paper stock certificates registered in their own names, to participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Preferred Stock should be received by the Exchange Agent, all in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal and Consent.
      Bondholder Communications Group has been appointed information agent for the Exchange Offer. Any inquiries you have with respect to the Exchange Offer should be addressed to the information agent at the address and telephone number set forth on the back cover of the Prospectus. Additional copies of the enclosed materials (as well as copies of the Letter of Transmittal and Consent, Substitute Form W-9 and envelopes addressed to the Exchange Agent) may be obtained from the information agent, and are also available on-line at www.bondcom.com/Dobson.
      We will, upon request, reimburse you for your reasonable and necessary costs and expenses incurred in forwarding these materials to your clients who hold our Preferred Stock. Requests for reimbursement of such expenses should be forwarded to the Information Agent no later than 10 business days following the Expiration Date.

Very truly yours,

Dobson Communications Corporation
      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL AND CONSENT.

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